Exhibit 99.3
PROXY CARD – TO ACCOMPANY SOLICITATION DATE PROXY STATEMENT

TO THE UNIT HOLDERS OF SABINE ROYALTY TRUST
Solicited on behalf of Sabine Production Partners, LP
The undersigned, a holder of units (the “Units”) in Sabine Royalty Trust on and as of ______, 2005, hereby authorizes Gerald W. Haddock, James E. Farrell and Stephen R. Robinson, or any of them, as representatives of Sabine Production Partners, LP, with full power of substitution (a) to request that a meeting of the unit holders of Sabine Royalty Trust be held, to time, postpone or adjourn the meeting as such person(s) deem necessary or prudent and to otherwise exercise all of the rights of by the undersigned with respect to the calling of a meeting of the Unit holders and (b) to vote the Units held by the undersigned as of the record date to be set for the meeting in accordance with the instructions set forth below and (c) to vote on other matters brought before the meeting, in the discretion of Sabine Production Partners. The authorization and proxy granted herein shall continue until the earlier of (a) the proper revocation of this proxy pursuant to the terms set forth in the accompanying Prospectus/Proxy Statement or (b) ______, 200_. [11 months from the date of the Prospectus/Proxy Statement.]
If this proxy is signed and returned, it will be voted in accordance with your instructions. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side of the proxy card, but if you do not specify how the proxy should be voted, it will be voted “FOR” all proposals.
Irrespective of the manner in which you vote your Units, your Units will be aggregated for the purposes of calling a meeting.
The accompanying Prospectus/Proxy Statement has been prepared by Sabine Production Partners and not by Sabine Royalty Trust.
Sabine Production Partners is not affiliated with Sabine Royalty Trust.
The Trustee of Sabine Royalty Trust makes no recommendation as to how you should vote on the Proposals.
(Continued and to be signed on reverse side)

PLEASE SIGN AND DATE BELOW
EACH PROPOSAL BELOW IS EXPRESSLY CONDITIONED UPON THE APPROVAL OF ALL THE PROPOSALS.
☒ Please mark your votes as in this example.

PROPOSAL 1:
That the Unit holders voluntarily terminate and wind-up the affairs of Sabine Royalty Trust.
FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 2:
That the Unit holders authorize, direct and require that the Trustee of Sabine Royalty Trust sell all of the assets of Sabine Royalty Trust, including cash assets, to an affiliate of Sabine Production Partners in exchange for common units in Sabine Production Partners and immediately liquidate Sabine Royalty Trust by distributing the common units acquired in the asset sale to the holders of the Units of Sabine Royalty Trust on a one-for-one basis.
FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 3:
That specified changes be made to the trust agreement governing the Sabine Royalty Trust.
FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 4:
In the discretion of the proxies for proposals to approve adjournment or postponement of the meeting.
FOR	AGAINST	ABSTAIN
☐	☐	☐

In each case, the Proposals above are described in and subject to the conditions in the Prospectus/Proxy Statement accompanying this Authorization and Proxy Card.
A vote AGAINST ANY of the three Proposals above or an ABSTENTION with respect to ANY of these Proposals will have the same effect as a vote AGAINST the transaction.

SIGNATURE 1:	DATE	, 200_	SIGNATURE 2:	DATE	, 200_

TITLE:			TITLE:

PROXY INSTRUCTIONS: When Units are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person.